Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zhongchao Inc. on Form F-3 (File No. 333-256190) of our report dated April 30, 2021, with respect to our audits of the consolidated financial statements of Zhongchao Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 appearing in the Annual Report on Form 20-F of Zhongchao Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

December 17, 2021

www.marcumbp.com